                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                           AS OF DECEMBER 31,
                                                -----------------------------------------------------------------------
                                                   1996           1997           1998           1999           2000
                                                -----------    -----------    -----------    -----------    -----------
RATIO OF EARNINGS TO FIXED CHARGES

      Income before taxes                       $ 6,966,948    $ 2,286,288    $10,385,954    $16,737,959    $ 9,970,913

      Fixed charges                             $ 5,760,728    $ 7,754,428    $14,971,297    $19,386,251    $21,607,674
                                                -----------    -----------    -----------    -----------    -----------

           Earnings                             $12,727,676    $10,040,716    $25,357,251    $36,124,210    $31,578,587
                                                ===========    ===========    ===========    ===========    ===========

      Fixed charges

           Gross interest                       $ 5,539,850    $ 7,261,645    $14,363,534    $18,287,107    $20,352,866

           Rent expenses                        $   662,634    $ 1,478,349    $ 1,823,290    $ 3,297,431    $ 3,764,424

           One-third of rent expense            $   220,878    $   492,783    $   607,763    $ 1,099,144    $ 1,254,808
                                                -----------    -----------    -----------    -----------    -----------

                    Total                       $ 5,760,728    $ 7,754,428    $14,971,297    $19,386,251    $21,607,674
                                                ===========    ===========    ===========    ===========    ===========

Ratio of earnings to fixed charges                     2.21           1.29           1.69           1.86           1.46


                                               AS OF JUNE 30,
                                                    2001
                                               --------------

RATIO OF EARNINGS TO FIXED CHARGES

      Income before taxes                       $ 4,631,272

      Fixed charges                             $10,821,887
                                                -----------

           Earnings                             $15,453,159
                                                ===========

      Fixed charges

           Gross interest                       $10,146,675

           Rent expenses                        $ 2,025,636

           One-third of rent expense            $   675,212
                                                -----------

                    Total                       $10,821,887
                                                ===========

Ratio of earnings to fixed charges                     1.43